SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005 (April 28, 2005)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One CityPlace Drive, Suite 300, St. Louis, Missouri 63141

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 4 pages.
Exhibit Index begins on page 4.

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2005, the shareholders of Arch Coal, Inc. (“Arch Coal”) approved the Arch Coal Incentive Compensation Plan for Executive Officers (the “Plan”). The purpose of the Plan is to provide an opportunity for executive officers of Arch Coal to earn competitive annual cash incentive awards through the achievement of company performance goals. The Plan provides for objective company performance measures to be established by the Personnel & Compensation Committee of the Arch Coal Board of Directors within 90 days of the beginning of each calendar year. Such goals may include one or more of the following: net income, cash flow, adjusted EBITDA, operating income, earnings per share, debt reduction, safety incident rate, cost reduction, production rates, environmental compliance and operating cost per ton. Individual awards are determined based on the company’s performance for the plan year compared to the performance measures set for the year. Awards may be decreased at the discretion of the Committee; however they may not be increased. The maximum annual award that may be earned by any participant under the Plan is $2.5 million. Awards are paid in cash in the year following the year in which they are earned.

Item 9.01. Financial Statements and Exhibits.

      (c) Exhibits.

Exhibit
Number	Description of Exhibit
99.1	Arch Coal, Inc. Incentive Plan for Executive Officers (incorporated herein by reference to Exhibit D to the Company’s Definitive Report on Form 14A filed on March 11, 2005)

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2005	ARCH COAL, INC.
	By:	/s/ Janet L. Horgan
Janet L. Horgan
Assistant General Counsel and Assistant Secretary

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